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PALATIN TECHNOLOGIES, INC.

2005 STOCK PLAN

OPTION CERTIFICATE

This Certificate, when executed by a duly authorized officer of Palatin Technologies, Inc. (the “Company”), evidences the grant to the Employee named below of an Option to purchase shares of the Common Stock of the Company.

1.	Name of Employee: «First_Name» «Last_Name»

2.	Maximum number of shares for which this option is exerciseable: «ofoptions»

3.	Purchase Price Per Share: $ «OptionPrice» per share

4.	Date of Grant: «GrantDate»

5.	Expiration Date of Option: «ExpirationDate»

6.	Type of Grant: Incentive Stock Option

7.	Vesting Schedule: Insert Vesting Schedule; New Employee Vesting Schedule is This option shall become exerciseable (and the shares issued upon exercise shall be vested) in 4 equal annual installments; ¼ at 12 months, ¼ at 24 months, ¼ at 36 months and remainder at 48 months from date of grant; provided, however that the number of shares included in each of the first three installments shall be rounded down to the nearest whole number, whilst the number of shares included in the final installment shall be the remaining unvested balance of the Shares.

        This Option is subject to, and governed by, all of the terms of the Company’s 2005 Stock Plan and standard Incentive Stock Option Agreement (these documents are available on the Company’s corporate computer network drive or from the Human Resources Department).

PALATIN TECHNOLOGIES, INC.

By:__________________________
Stephen T. Wills

Title: EVP, Operations & Chief Financial Officer